Filed Pursuant to Rule 433

Registration No. 333-277211

June 10. 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the MSCI EAFE Index, the MSCI Emerging Markets Index and the EURO STOXX 50® Index (the "Reference Asset")

►	Callable at the Principal Amount plus the Call Premium of 22.25% on June 15, 2026 if the Official Closing Level of the Least Performing Underlying is at or above the Call Threshold

►	If the Notes are not called, at maturity

o	At least 1.50x (to be determined on the Trade Date) uncapped exposure to any positive return of the Least Performing Underlying

o	Contingent repayment of principal if the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to the Buffer Percentage of -15.00%; or

o	If the Reference Return of the Least Performing Underlying is less than -15.00%, with approximately 1.1765x exposure to each 1% decline beyond -15.00%, and in such a case, you will lose all or a portion of your principal amount

►	Due June 16, 2028, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

http://uswealth.hsbcnet.com/videos/buffered_uncapped_notes.asp

The Buffered Uncapped Market Participation Securities™ with Call Feature (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $930.00 and $980.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.70% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The MSCI EAFE Index (Ticker: MXEA), the MSCI Emerging Markets Index (Ticker: MXEF) and the EURO STOXX 50® Index (Ticker: SX5E) (each, an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be automatically called if the Official Closing Level of the Reference Asset is at or above the Call Threshold on June 15, 2026. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium.
Call Premium	22.25% of the Initial Value
Upside Participation Rate	At least 150.00% (1.50x) exposure to any positive Reference Return (to be determined on the Trade Date)
Maximum Cap	None
Buffer Percentage	-15.00%
Downside Leverage Factor	Approximately 1.1765x
Reference Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return.
Payment at Maturity per Note

If the Notes are not automatically called, and if at maturity:

■ If the Reference Return of the Least Performing Underlying is positive:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

■ If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage:

$1,000 (zero return).

■ If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%) × Downside Leverage Factor]

If the Notes are not called and the Final is less than its Buffer Value, you will receive protection from the first 15.00% of any losses, with approximately 1.1765x exposure to each 1% decline beyond a Reference Return of -15.00%. Under these circumstances you may lose up to 100% of the Principal Amount.

Initial Value	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Value	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Pricing Date	June 11, 2025
Trade Date	June 11, 2025
Original Issue Date	June 16, 2025
Final Valuation Date (2)	June 13, 2028
Maturity Date (2)	June 16, 2028
CUSIP/ISIN	40447CKW9 / US40447CKW90

The Notes

These Buffered Uncapped Market Participation Securities with Call Feature may be suitable for investors who believe that the value of the Reference Assets will increase over the term of the Notes.

If the Official Closing Level of the Least Performing Underlying is at or above the Call Threshold on the Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the Call Premium on the Call Payment Date.

If the Notes are not automatically called, and if at maturity:

•	the Reference Return of the Least Performing Underlying is greater than the Buffer Percentage, but less than its Initial Value, the Notes will provide a return of principal; or

•	the Reference Return of the Least Performing Underlying appreciates over the term of the Notes, you will realize at least 150.00% (1.50x) (to be determined on the Trade Date) of the percentage increase of the Least Performing Underlying.

•	the Reference Return of the Least Performing Underlying is less than -15.00%, you will receive approximately 1.1765x exposure to each 1% decline of the Reference Return of the Least Performing Underlying beyond -15.00%. Under these circumstances you may lose up to 100% of the Principal Amount.

Watch the Buffered Uncapped Market Participation Note Video:

(1)  As more fully described starting on page FWP-4.

(2)  Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes assuming an Upside Participation Rate of 150.00% (1.50x) (to be determined on the Trade Date) and reflecting the Buffer Percentage of -15.00% and reflecting Downside Leverage Factor of approximately 1.1765%. The left hand column shows the Reference Return of the Least Performing Underlying.

If the Official Closing Level of each Underlying is at or above the Call Threshold on the Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the Call Premium of 22.25%.

Information about the Reference Assets

The MSCI EAFE Index ("MXEA") is intended to measure equity market performance in developed market countries in Europe, Australasia and the Far East. The MXEA aims to capture 85% of the free float adjusted market capitalization of each country.

The MSCI Emerging Markets Index ("MXEF") is a free float-adjusted market capitalization index intended to measure equity market performance in select emerging market countries based on large and mid-capitalization stocks. The MXEF aims to cover approximately 85% of the free float-adjusted market capitalization in each selected country.

The EURO STOXX 50® Index is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

The graphs above illustrate the daily performance of the Reference Assets from June 6, 2015 to June 6, 2025. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on the Reference Assets, please see “Description of the Reference Assets” beginning on page FWP-15 of this document. We have derived all disclosure regarding the Reference Assets from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Assets.

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HSBC USA Inc.

Buffered Uncapped Market Participation Securities™ with Call Feature

Linked to the Least Performing of the MSCI EAFE Index, the MSCI Emerging Markets Index and the EURO STOXX 50® Index

This document relates to a single offering of Buffered Uncapped Market Participation Securities™ with Call Feature. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Assets. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Assets as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Assets:	The MSCI EAFE Index (Ticker: MXEA), the MSCI Emerging Markets Index (Ticker: MXEF) and EURO STOXX 50® Index (Ticker: SX5E) (each, an “Underlying” and together the “Underlyings”).
Trade Date:	June 11, 2025
Pricing Date:	June 11, 2025
Original Issue Date:	June 16, 2025
Final Valuation Date:	June 13, 2028, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be June 16, 2028. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Observation Date, Call Payment Date, Call Premium and Call Threshold:	Call Observation Date	Call Payment Date	Call Premium	Call Threshold
	June 15, 2026	June 18, 2026	22.25%	100.00%
The Call Observation Date and Call Payment Date are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Upside Participation Rate:	At least 150.00% (1.50x) (to be determined on the Trade Date)
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Payment at Maturity:	On the Maturity Date, unless the note are automatically called, for each Note, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Final Settlement Value:

If the Notes are not automatically called, and if at maturity:

■  If the Reference Return of the Least Performing Underlying is positive, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

■  If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

■  If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%) × Downside Leverage Factor]

If the Notes are not called and the Final Value is less than the Buffer Value, you will receive protection from the first 15.00% of any losses, with approximately 1.1765x exposure to each 1% decline that the Reference Return of the Least Performing Underlying is less than -15.00%. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you may lose up to 100.00% of your investment.

Buffer Percentage:	-15.00%

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Downside Leverage Factor:	Approximately 1.1765x
Initial Value:	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
CUSIP/ISIN:	40447CKW9 / US40447CKW90
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any."

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Assets. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Assets or any security included in the Reference Assets or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of each Underlying is at or above the Call Threshold on the Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium on the Call Payment Date.

Call Premium

If the Notes are called on the Call Observation Date, we will pay the Call Premium on the Call Payment Date, which will be 22.25% (or $80.00 for each $1,000 Principal Amount). For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

On the Maturity Date, unless the Notes are automatically called, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is positive, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate*).

*To be determined on the Trade Date and will not be less than 150.00%

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive:

$1,000 + $1,000 × (Reference Return of the Least Performing Underlying + 15.00%) × Downside Leverage Factor]

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If the Notes are not called and the Final Value is less than its Buffer Value, you will receive protection from the first 15.00% of any losses, with approximately 1.1765x exposure to each 1% decline of the Reference Return of the Least Performing Underlying beyond -15.00%. Under these circumstances will lose up to 100% of the Principal Amount. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you may lose up to 100.00% of your investment

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the MXEA and MXEF is MSCI Inc. The reference sponsor of the SX5E is STOXX Ltd.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek (i) a Call Premium based on the performance of the Least Performing Underlying, that will be payable if the Official Closing Level of the Least Performing Underlying is greater than or equal to the Call Threshold on the Call Observation Date; and /or (ii) an investment with a return linked to the potential positive performance of the Least Performing Underlying.

▶	You are willing to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on an approximately 1.1765-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage of -15.00%.

▶	You understand and accept that you may lose up to 100% of your investment.

▶	You are willing to forgo dividends or other distributions paid on the stocks included in the Reference Assets.

▶	You do not seek current income from your investment.

▶	You are willing to hold the Notes to maturity.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe the Least Performing Reference Return will be (i) less than the Call Threshold on the Call Observation Date; and/or (ii) that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on an approximately 1.1765-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage of -15.00%.

▶	You seek an investment that provides full return of principal.

▶	You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Assets.

▶	You seek current income from your investment.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

You may not receive the Call Premium.

The Notes may not be called, and in such a case you will not receive the Call Premium.

Your investment in the Notes may result in a 100.00% loss of your principal.

You will be exposed to the decline in the Final Value from the Initial Value if the Reference Return of the Least Performing Underlying is beyond the Buffer Percentage of -15.00%. In this case, you will lose approximately 1.1765% for each 1% that the Reference Return of the Least Performing Underlying is less than -15.00%. Accordingly, if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of -15.00%, your Payment at Maturity will be less than the Principal Amount of your Notes. You may lose up to 100.00% of your investment at maturity if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage.

The amount payable on the Notes is not linked to the values of the Reference Assets at any time other than the Call Observation Date and the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Level of each Underlying on the Call Observation Date and, if the Notes are not called, the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Least Performing Underlying is greater than or equal to the Call Threshold during the term of the Notes other than on the Call Observation Date but then decreases on the Call Observation Date to a value that is less than the Call Threshold, the Call Premium will not be payable for the relevant Call Payment Date. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that reflects a Reference Return that is less than or equal to zero, the Payment at Maturity may be less than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual value of the Reference Assets on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Call Observation Date or the Final Valuation Date, the Call Premium will be based solely on the Official Closing Level of the Least Performing Underlying on the Call Observation Date, and the Payment at Maturity will be based solely on the Official Closing Level of the Least Performing Underlying on the Final Valuation Date.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

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Risks Relating to the Reference Assets

Changes that affect an Underlying may affect the value of that Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying, concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those stocks may affect the value of that Underlying. The policies of the reference sponsor could also affect the value of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Risks associated with non-U.S. companies.

The levels of the Underlyings depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Underlyings and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the Underlyings are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the Underlyings and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

Risks associated with emerging markets.

Because the MXEF is one of the Underlyings, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Even if our or our affiliates’ securities are tracked by an index, we or our affiliates will not have any obligation to consider your interests.

Our parent HSBC Holdings plc is currently one of the companies included in the MSCI EAFE Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the MXEA, or any other index that tracks or may track our or our affiliates’ securities.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is

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subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes,

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including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Assets relative to its Initial Value. We cannot predict the Official Closing Level of an Underlying on the Call Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of the Reference Assets. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Assets or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity if the Notes are not called on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Value:	1,000.00
▶	Call Threshold:	100.00%
▶	Call Premium:	22.25%
▶	Hypothetical Upside Participation Rate*:	150.00%
▶	Downside Leverage Factor:	approximately 1.1765x
▶	Buffer Percentage:	-15.00%

The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date.

*  To be determined on the Trade Date and will not be less than 150.00%.

Hypothetical Final Value of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
2,000.00	100.00%	$2,500.00	150.00%
1,800.00	80.00%	$2,200.00	120.00%
1,600.00	60.00%	$1,900.00	90.00%
1,400.00	40.00%	$1,600.00	60.00%
1,300.00	30.00%	$1,450.00	45.00%
1,200.00	15.00%	$1,225.00	22.50%
1,150.00	15.00%	$1,225.00	22.50%
1,100.00	10.00%	$1,150.00	15.00%
1,050.00	5.00%	$1,075.00	7.50%
1,030.00	3.00%	$1,045.00	4.50%
1,025.00	2.50%	$1,037.50	3.75%
1,020.00	2.00%	$1,030.00	3.00%
1,010.00	1.00%	$1,015.00	1.50%
1,000.00	0.00%	$1,000.00	0.00%
990.00	-1.00%	$1,000.00	0.00%
980.00	-2.00%	$1,000.00	0.00%
950.00	-5.00%	$1,000.00	0.00%
900.00	-10.00%	$1,000.00	0.00%
850.00	-15.00%	$1,000.00	0.00%
700.00	-30.00%	$823.53	-17.65%
600.00	-40.00%	$705.88	-29.41%
500.00	-50.00%	$588.24	-41.18%
400.00	-60.00%	$470.59	-52.94%
300.00	-70.00%	$352.94	-64.71%
200.00	-80.00%	$235.29	-76.47%
0.00	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Official Closing Level of the Least Performing Underlying on the Call Observation Date is greater than or equal to the Call Threshold.

Official Closing Level:	1,000.00
Payment Upon a Call:	$1,222.50

Because the Official Closing Level of the Least Performing Underlying on the Call Observation Date is at or above the Call Threshold, the Notes will be called and you will receive $1,222.50 per Note, reflecting the Principal Amount plus the Call Premium, resulting in a 22.25% return on the Notes. No extra payment will be made on account of the Least Performing Underlying closing above its Initial Value.

Example 2: The Notes are not called and the Reference Return of the Least Performing Underlying is positive.

Underlying	Initial Value	Final Value	Reference Return
MXEA	1,000.00	1,210.00 (121% of its Initial Value)	21.00%
MXEF	1,000.00	1,270.00 (127% of its Initial Value)	27.00%
SX5E	1,000.00	1,100.00 (110% of its Initial Value)	10.00%

SX5E is the Least Performing Underlying, with a Reference Return of 10.00%. Because the Reference Return of the Least Performing Underlying is positive, the Final Settlement Value would be $1,150.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% × 150.00%)

= $1,150.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Reference Return of the Least Performing Underlying multiplied by the hypothetical Upside Participation Rate of 150.00% when the Least Performing Underlying appreciates.

Example 3: The Notes are not called and the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage.

Underlying	Initial Value	Final Value	Reference Return
MXEA	1,000.00	900.00 (90% of its Initial Value)	-10.00%
MXEF	1,000.00	1,050.00 (5% of its Initial Value)	27.00%
SX5E	1,000.00	1,100.00 (110% of its Initial Value)	10.00%

MXEA is the Least Performing Underlying, with a Reference return of -10.00%. Because the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to the Buffer Percentage of -15.00%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

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Example 4: The Notes are not called and the Reference Return of the Least Performing Underlying is less than the Buffer Percentage.

Underlying	Initial Value	Final Value	Reference Return
MXEA	1,000.00	600.00 (60% of its Initial Value)	-40.00%
MXEF	1,000.00	800.00 (80% of its Initial Value)	-20.00%
SX5E	1,000.00	1,100.00 (110% of its Initial Value)	10.00%

MXEA is the Least Performing Underlying, with a Reference Return of -40.00%. Because the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of -15.00% the Final Settlement Value would be $705.88 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%) × Downside Leverage Factor]

= $1,000 + [$1,000 × (-40.00% + 15.00%) x 1.1764]

= $705.88

Example 4: shows that you are exposed on an approximately 1.1765-to-1 basis to declines in the value of the Least Performing Underlying beyond the Buffer Percentage of -15.00%. You may lose 100.00% of your investment.

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DESCRIPTION OF THE REFERENCE ASSETS

Description of the MXEA

The MSCI EAFE Index ("MXEA") is intended to measure equity market performance in developed market countries in Europe, Australasia and the Far East. The MXEA aims to capture 85% of the free float adjusted market capitalization of each country.

For more information about the MXEA, see "The MSCI EAFE Index" beginning on page S-23 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MXEA

The following graph sets forth the historical performance of the MXEA based on the daily historical closing values from June 6, 2015 through June 6, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the MXEF should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MXEF on the Call Observation Date and the Final Valuation Date.

Description of the MXEF

The MSCI Emerging Markets Index ("MXEF") is a free float-adjusted market capitalization index intended to measure equity market performance in select emerging market countries based on large and mid-capitalization stocks. The MXEF aims to cover approximately 85% of the free float-adjusted market capitalization in each selected country.

For more information about the MXEF, see "The The MSCI Indices" beginning on page S-23 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MXEF

The following graph sets forth the historical performance of the MXEF based on the daily historical closing values from June 6, 3, 2015 through June 6, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the MXEF should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MXEF on the Call Observation Date and the Final Valuation Date.

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Description of the SX5E

The EURO STOXX 50® Index is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see "The EURO STOXX 50® Index" beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing values from June 6, 2015 through June 6, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on the Call Observation Date and the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.70% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the

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Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Assets. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Assets. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Assets would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Assets were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Assets and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Assets is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$[    ]

Buffered Uncapped Market Participation
Securities™ with Call Feature Linked to
the Least Performing of the MSCI EAFE
Index, the MSCI Emerging Markets Index,
and the EURO STOXX 50® Index

June 10, 2025

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-12
Description of the Reference Assets	FWP-15
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58